EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

(1)  SanDisk KK, a Japanese company

(2)  SanDisk GMBH, a German corporation

(3)  SanDisk Israel, an Israeli company

(4)  SanDisk Hong Kong, a Hong Kong company

(5)  SanDisk International Sales, Inc., a Delaware corporation

(6)  SanDisk Foreign Sales Corporation, a Barbados corporation

(7)  SanDisk Global, Ltd., a Cayman Islands company

(8)  SanDisk Sweden AG, a Swiss company

(9)  FlashVision, L.L.C., a Virginia limited liability company